Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS: Martin S. Hughes
Redwood Trust, Inc.	(415) 389-7373
Tuesday, June 2, 2009
Mike McMahon
(415) 384-3805
Redwood Trust Announces the Closing of its Common Stock Offering

Mill Valley, CA – June 2, 2009 - Redwood Trust, Inc. (NYSE: RWT) today announced that it closed its previously announced common stock offering of 15 million shares at a public offering price of $14.50 per share.  In addition, Redwood announced that the underwriters of the offering exercised their over-allotment option in full to purchase an additional 2.24 million shares of common stock and the offering of those additional shares also closed today. The offering resulted in net proceeds to Redwood of approximately $238 million, after deducting underwriting discounts and commissions and estimated offering expenses.

J.P. Morgan Securities Inc. acted as sole bookrunning manager for the offering.

The public offering was made by means of a prospectus. Redwood Trust has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the relevant prospectus if you request it by contacting J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attn: Prospectus Department, or by calling 1-718-242-8002.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CAUTIONARY STATEMENT: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Redwood’s actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Redwood’s Prospectus Supplement dated May 27, 2009, the accompanying Prospectus dated November 23, 2007, and the documents incorporated into the Prospectus Supplement and the accompanying Prospectus by reference. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.